Exhibit 99.1

FOR IMMEDIATE RELEASE
July 29, 2010

Contact:
John B. Woodlief
Vice President - Finance
and Chief Financial Officer
704-372-5404

Ruddick Corporation Reports Fiscal Third Quarter 2010 Results

CHARLOTTE, N.C.–July 29, 2010--Ruddick Corporation (NYSE:RDK) (the "Company") today reported that consolidated sales for the fiscal third quarter ended June 27, 2010 increased by 7.2% to $1.10 billion, from $1.02 billion in the third quarter of fiscal 2009. For the 39 weeks ended June 27, 2010, consolidated sales increased by 6.0% to $3.21 billion from $3.03 billion for the comparable period of fiscal 2009. The increase in consolidated sales for the quarter and 39-week period was attributable to sales increases at both of the Company's operating subsidiaries - Harris Teeter, the Company's supermarket subsidiary, and American & Efird ("A&E"), the Company's sewing thread and technical textiles subsidiary.

The Company reported that consolidated net income in the third quarter of fiscal 2010 increased by 75.1% to $28.9 million, or $0.59 per diluted share, from $16.5 million, or $0.34 per diluted share in the prior year third quarter. For the 39 weeks ended June 27, 2010, consolidated net income increased by 28.5% to $80.1 million, or $1.65 per diluted share, from $62.3 million, or $1.29 per diluted share in the same period of fiscal 2009. Net earnings for both the fiscal quarter and 39-week period were favorably impacted by significant operating profit improvements at A&E when compared to the prior year periods, operating profit improvements at Harris Teeter and a pre-tax gain of $2.1 million ($1.3 million after tax, or $0.03 per diluted share) realized in the third quarter of fiscal 2010 in connection with the exchange of one of the Company's corporate aircraft. As previously disclosed, fiscal 2009 results included non-cash charges totaling $9.9 million ($6.1 million after tax benefits, or $0.13 per diluted share) related to goodwill and long-lived asset impairments recognized by A&E.

Harris Teeter sales increased by 5.7% to $1.02 billion in the third quarter of fiscal 2010, compared to sales of $964.2 million in the third quarter of fiscal 2009. For the 39 weeks ended June 27, 2010, sales rose 5.3% to $2.99 billion from $2.84 billion in the same period of fiscal 2009. The increase in sales for both the quarter and 39-week period was attributable to incremental new store sales and was partially offset by comparable store sales declines during the respective periods. Comparable store sales declined 0.68% for the third quarter of fiscal 2010 and declined 1.45% for the 39-week period ended June 27, 2010. Comparable store sales for the quarter and 39-week period continue to be negatively impacted by retail price deflation driven by increased promotional activity and changes in consumer purchasing habits, reflective of the current economic environment.

During the first three quarters of fiscal 2010, Harris Teeter opened 13 new stores and closed 3 existing stores, 2 of which were replaced by new stores. Since the third quarter of fiscal 2009, Harris Teeter has opened 17 new stores while closing 4 stores for a net addition of 13 stores. Harris Teeter operated 199 stores at the end of the third quarter of fiscal 2010.

Operating profit at Harris Teeter increased by 0.8% to $43.1 million (4.23% of sales) for the third quarter of fiscal 2010, from $42.8 million (4.44% of sales) in the third quarter of fiscal 2009. For the 39 weeks ended June 27, 2010, operating profit increased by 0.3% to $132.5 million (4.43% of sales), from $132.1 million (4.65% of sales) in the prior year period. Operating profit was impacted by new store pre-opening costs of $1.8 million (0.18% of sales) and $4.1 million (0.42% of sales) in the third quarter of fiscal 2010 and fiscal 2009, respectively. Pre-opening costs for the 39-week periods ended June 27, 2010 and June 28, 2009 were $6.6 million (0.22% of sales) and $11.5 million (0.40% of sales), respectively. New store pre-opening costs fluctuate between reporting periods depending on the new store opening schedule and location.

The increase in Harris Teeter's operating profit resulted primarily from Harris Teeter's increased sales and a continued emphasis on operational efficiencies and cost controls. Savings realized through these efforts have been utilized to fund increased promotional activity designed to provide additional value to our customers and offset increased occupancy costs, pension expense and increased debit and credit card fees.

Thomas W. Dickson, Chairman of the Board, President and Chief Executive Officer of Ruddick Corporation commented that, "We continued to drive customer shopping visits and loyalty through the investments we have made in our in-store promotional activity and lower everyday prices. This has resulted in an increased number of customers, increased number of items sold and greater number of customer shopping visits in fiscal 2010. In addition, our customer loyalty data indicates that the number of active households increased by 1.73 % per comparable store in our fiscal third quarter. Our store brand penetration also remained strong at 24.52% for the quarter and 24.58% for the year. A portion of our investment in pricing has been offset by additional vendor funding, improved operational efficiencies and cost saving initiatives across all areas of the business. Our cost savings initiatives resulted in a reduction of 30 basis points in selling, general and administrative expenses as a percent of sales. For the third quarter of fiscal 2010, the SG&A margin was 25.65%, as compared to 25.95% in the same period last year."

A&E sales increased by 30.9% to $79.4 million in the third quarter of fiscal 2010, from sales of $60.7 million for the third quarter of fiscal 2009. For the 39 weeks ended June 27, 2010, sales rose 16.6% to $218.4 million from sales of $187.3 in the prior year 39-week period. Foreign sales accounted for approximately 55% of A&E's third quarter sales in both fiscal 2010 and fiscal 2009. For the 39-week periods, foreign sales accounted for approximately 54% of A&E's sales in fiscal 2010, as compared to 55% in fiscal 2009.

A&E recorded operating profit of $5.8 million for the third quarter of fiscal 2010, as compared to an operating loss of $10.2 million in the third quarter of fiscal 2009. For the 39 weeks ended June 27, 2010, A&E's operating profit was $12.9 million, as compared to an operating loss of $15.9 million for the same period of fiscal 2009. As previously disclosed, the operating loss in the third quarter of fiscal 2009 included non-cash impairment charges of $9.9 million. Operating profit improvements were realized in A&E's U.S. operations and the majority of its foreign operations. The increase in sales, along with inventories being in line with sales volumes, contributed to improved operating schedules at most of A&E's manufacturing facilities. Improved operating results were also realized through cost reduction measures taken in fiscal 2009.

Mr. Dickson said, "We continue to be encouraged by A&E's results for the first three quarters of fiscal 2010. The improvements in retail sales of apparel and automobiles have had a positive impact on A&E's sales throughout its global network. A&E's previous efforts to consolidate manufacturing capacities and reduce operating and overhead costs have contributed significantly to the improvement in profitability as sales and production volumes have risen. In addition, improved operating results have also been realized through the sizeable Asian operations in which A&E holds both controlling and noncontrolling interests. Today, A&E has over 60% of its total finishing production capacity located in Asia, including its joint ventures. We will continue to enhance our international operations and evaluate A&E's structure to best position A&E to take advantage of opportunities available through these operations."

For the first three quarters of fiscal 2010, depreciation and amortization for the consolidated Company totaled $100.4 million and capital expenditures totaled $72.4 million. Total capital expenditures during the 39 weeks ended June 27, 2010 were comprised of $70.3 million for Harris Teeter and $2.1 million for A&E. During the first three quarters of fiscal 2010, Harris Teeter's net investment activity related to certain new stores was essentially flat with $10.2 million of additional investments and $10.2 million received from property investment sales and partnership returns. As previously disclosed, A&E spent $0.3 million to acquire the noncontrolling interest in its joint ventures in South Africa and now has a 100% ownership interest.

Harris Teeter's strong operating performance and financial position provides the flexibility to continue with its store development program for new and replacement stores along with the remodeling and expansion of existing stores. Harris Teeter plans to complete a major remodeling on one store (which will be expanded in size) during the fourth quarter of fiscal 2010. The new store development program for fiscal 2010 is expected to result in a 6.4% increase in retail square footage, as compared to an 8.7% increase in fiscal 2009. The Company routinely evaluates its existing store operations in regards to its overall business strategy and from time to time will close or divest underperforming stores.

Harris Teeter's capital expenditure plans entail the continued expansion of its existing markets, including the Washington, D.C. metro market area which incorporates northern Virginia, the District of Columbia, southern Maryland and coastal Delaware. Real estate development by its nature is both unpredictable and subject to external factors, including weather, construction schedules and costs. Any change in the amount and timing of new store development would impact the expected capital expenditures, sales and operating results.

The Company's planned consolidated capital expenditures for fiscal 2010 are approximately $126 million, consisting of $121 million for Harris Teeter and $5 million for A&E. Capital expenditures for fiscal 2011 are currently anticipated to be approximately $172 million, consisting of $165 million for Harris Teeter and $7 million for A&E. During fiscal 2011, Harris Teeter plans to open 9 new stores (one of which will replace an existing store) and complete major remodels on 5 stores. The fiscal 2011 new store openings are currently scheduled for 2 in the first quarter, 3 in the second quarter, 1 in the third quarter and 3 in the fourth quarter. The decrease in planned new store openings from fiscal 2010 to fiscal 2011 reflects the Company's efforts, as previously initiated and disclosed, to delay new store openings during these unprecedented economic times.

Future capital investment is expected to be financed by internally generated funds, liquid assets and borrowings under the Company's revolving line of credit. The Company's revolving line of credit provides substantially more liquidity than what management expects the Company will require through the expiration of its line of credit in December 2012.

The Company's management remains cautious in its expectations for the remainder of fiscal 2010 due to the current economic environment and its impact on the Company's customers. Harris Teeter will continue to refine its merchandising strategies to respond to the changing shopping demands and to maintain or increase its customer base. The retail grocery market remains intensely competitive and there is no assurance that the recent improvements in the textile and apparel industries will continue. Any operating improvement will be dependent on the Company's ability to increase Harris Teeter's market share, to continue to rationalize A&E's operations, to offset increased operating costs with additional operating efficiencies, and to effectively execute the Company's strategic expansion plans. The fourth quarter of fiscal 2010 will be positively impacted by a pre-tax gain of $1.8 million recorded in connection with the exchange of a second corporate aircraft.

This news release may contain forward-looking statements that involve uncertainties. A discussion of various important factors that could cause results to differ materially from those expressed in such forward-looking statements is shown in reports filed by the Company with the Securities and Exchange Commission and include: generally adverse economic and industry conditions; changes in the competitive environment; economic or political changes in countries where the Company operates; changes in federal, state or local regulations affecting the Company; the passage of future tax legislation, or any negative regulatory or judicial position which prevails; management's ability to predict the adequacy of the Company's liquidity to meet future requirements; volatility of financial and credit markets which would affect access to capital for the Company; changes in the Company's expansion plans and their effect on store openings, closings and other investments; the ability to predict the required contributions to the Company's pension and other retirement plans; the Company's requirement to impair recorded goodwill or long-lived assets; the cost and availability of energy and raw materials; the continued solvency of third parties on leases that the Company guarantees; the Company's ability to recruit, train and retain effective employees; changes in labor and employer benefits costs, such as increased health care and other insurance costs; the Company's ability to successfully integrate the operations of acquired businesses; the extent and speed of successful execution of strategic initiatives; and, unexpected outcomes of any legal proceedings arising in the normal course of business. Other factors not identified above could cause actual results to differ materially from those included, contemplated or implied by the forward-looking statements made in this news release.

Ruddick Corporation is a holding company with two primary operating subsidiaries: Harris Teeter, Inc., a leading regional supermarket chain with operations in eight states primarily in the southeastern and mid-Atlantic United States, including the District of Columbia; and American & Efird, Inc., one of the world's largest global manufacturers and distributors of industrial sewing thread, embroidery thread and technical textiles.

Selected information regarding Ruddick Corporation and its subsidiaries follows. For more information on Ruddick Corporation, visit our web site at: www.ruddickcorp.com.

Ruddick Corporation
Consolidated Condensed Statements of Operations
(in thousands, except per share data)
(unaudited)

	13 Weeks Ended		39 Weeks Ended
	June 27,	June 28,	June 27,	June 28,
	2010	2009	2010	2009
Net Sales:
Harris Teeter	$1,019,138	$964,190	$2,992,104	$2,842,544
American & Efird	79,434	60,700	218,418	187,335
Total	1,098,572	1,024,890	3,210,522	3,029,879
Cost of Sales:
Harris Teeter	714,581	671,140	2,093,454	1,966,139
American & Efird	60,258	48,539	166,548	152,808
Total	774,839	719,679	2,260,002	2,118,947
Gross Profit:
Harris Teeter	304,557	293,050	898,650	876,405
American & Efird	19,176	12,161	51,870	34,527
Total	323,733	305,211	950,520	910,932
Selling, General and Administrative Expenses:
Harris Teeter	261,439	250,260	766,132	744,264
American & Efird	13,351	12,506	38,955	40,543
Corporate	(795)	1,577	3,436	4,435
Total	273,995	264,343	808,523	789,242
Impairment Charges - American & Efird:
Goodwill Impairment	-	7,654	-	7,654
Long-Lived Asset Impairments	-	2,237	-	2,237
Total	-	9,891	-	9,891
Operating Profit (Loss):
Harris Teeter	43,118	42,790	132,518	132,141
American & Efird	5,825	(10,236)	12,915	(15,907)
Corporate	795	(1,577)	(3,436)	(4,435)
Total	49,738	30,977	141,997	111,799
Other Expense (Income):
Interest expense	5,016	4,272	15,030	13,296
Interest income	(19)	(317)	(158)	(437)
Net investment gain	(309)	(619)	(310)	(654)
Total	4,688	3,336	14,562	12,205
Income Before Taxes	45,050	27,641	127,435	99,594
Income Tax Expense	15,857	10,928	46,588	36,881
Net Income	29,193	16,713	80,847	62,713
Less: Net Income Attributable to the Noncontrolling Interest	323	222	767	398

Net Income Attributable to Ruddick Corporation	$28,870	$16,491	$80,080	$62,315

Net Income Attributable to Ruddick Corporation Per Share:
Basic	$0.60	$0.34	$1.66	$1.30
Diluted	$0.59	$0.34	$1.65	$1.29

Weighted Average Number of Shares of Common Stock Outstanding:
Basic	48,252	47,986	48,180	47,950
Diluted	48,628	48,358	48,558	48,311

Dividends Declared Per Common Share	$0.12	$0.12	$0.36	$0.36

Ruddick Corporation
Consolidated Condensed Balance Sheets
(in thousands)
(unaudited)

	June 27, 2010	September 27, 2009	June 28, 2009
Assets
Current Assets:
Cash and Cash Equivalents	$31,062	$37,310	$33,647
Accounts Receivable, Net	100,098	80,146	83,582
Refundable Income Taxes	9,906	9,707	5,172
Inventories	315,604	310,271	302,537
Deferred Income Taxes	3,038	6,502	7,025
Prepaid Expenses and Other Current Assets	27,400	30,350	25,376
Total Current Assets	487,108	474,286	457,339

Property, Net	1,046,683	1,080,326	1,066,708
Investments	165,600	156,434	157,737
Deferred Income Taxes	10,503	30,285	954
Goodwill	515	515	515
Intangible Assets	21,948	23,754	24,364
Other Long-Term Assets	88,700	78,721	76,948
Total Assets	$1,821,057	$1,844,321	$1,784,565

Liabilities and Equity
Current Liabilities:
Notes Payable	$6,012	$7,056	$7,070
Current Portion of Long-Term Debt and Capital Lease Obligations	10,624	9,526	10,747
Accounts Payable	212,302	227,901	217,226
Dividends Payable	5,862	5,825	5,823
Deferred Income Taxes	85	68	46
Accrued Compensation	53,120	65,295	48,751
Other Current Liabilities	85,506	87,194	89,727
Total Current Liabilities	373,511	402,865	379,390

Long-Term Debt and Capital Lease Obligations	304,014	355,561	382,585
Deferred Income Taxes	548	580	14,467
Pension Liabilities	156,507	168,060	38,424
Other Long-Term Liabilities	102,819	98,892	92,300

Equity:
Common Stock	95,584	89,878	88,147
Retained Earnings	892,750	830,236	812,412
Accumulated Other Comprehensive Loss	(110,765)	(108,524)	(30,076)
Total Equity of Ruddick Corporation	877,569	811,590	870,483
Noncontrolling Interest	6,089	6,773	6,916
Total Equity	883,658	818,363	877,399
Total Liabilities and Equity	$1,821,057	$1,844,321	$1,784,565

Ruddick Corporation
Consolidated Condensed Statements of Cash Flows
(in thousands)
(unaudited)

	39 Weeks Ended
	June 27,	June 28,
	2010	2009
Cash Flow From Operating Activities:
Net Income	$80,080	$62,315
Non-Cash Items Included in Net Income
Depreciation and Amortization	100,357	92,822
Deferred Income Taxes	23,584	1,830
Net Gain on Sale of Property	(3,452)	(298)
Impairment Losses	-	9,891
Share-Based Compensation	4,419	4,275
Other, Net	(4,097)	(930)
Changes in Operating Accounts Providing (Utilizing) Cash:
Accounts Receivable	(20,650)	7,519
Inventories	(6,575)	9,068
Prepaid Expenses and Other Current Assets	784	2,327
Accounts Payable	(16,085)	(19,579)
Other Current Liabilities	(11,964)	(10,685)
Other Long-Term Operating Accounts	(12,008)	(6,223)
Dividends Received	100	940
Net Cash Provided by Operating Activities	134,493	153,272

Investing Activities:
Capital Expenditures	(72,398)	(164,276)
Purchase of Other Investments	(10,153)	(16,563)
Proceeds from Sale of Property	7,508	4,567
Return of Partnership Investments	3,364	595
Investments in COLI, Net of Proceeds from Death Benefits	(246)	(656)
Other, Net	(2,316)	(612)
Net Cash Used in Investing Activites	(74,241)	(176,945)

Financing Activities:
Net Proceeds from (Payments on) Short-Term Debt Borrowings	501	(3,563)
Net (Payments on) Proceeds from Revolver Borrowings	(42,600)	50,700
Proceeds from Long-Term Debt Borrowings	1,037	1,652
Payments on Long-Term Debt and Capital Lease Obligations	(9,292)	(9,702)
Dividends Paid	(17,529)	(11,642)
Proceeds from Stock Issued	3,230	1,367
Share-Based Compensation Tax Benefits	1,068	417
Purchase and Retirement of Common Stock	(1,491)	-
Other, Net	(1,439)	(1,101)
Net Cash (Used in) Provided by Financing Activities	(66,515)	28,128

(Decrease) Increase in Cash and Cash Equivalents	(6,263)	4,455
Effect of Foreign Currency Fluctuations on Cash	15	(567)
Cash and Cash Equivalents at Beginning of Period	37,310	29,759
Cash and Cash Equivalents at End of Period	$31,062	$33,647

Supplemental Disclosures of Cash Flow Information:
Cash Paid During the Period for:
Interest	$14,309	$13,062
Income Taxes	25,219	30,654
Non-Cash Activity:
Assets Acquired Under Capital Leases	-	29,397

Ruddick Corporation
Other Statistics
June 27, 2010
(dollars in millions)

				Consolidated
	Harris	American		Ruddick
	Teeter	& Efird	Corporate	Corporation

Depreciation and Amortization:
3rd Fiscal Quarter	$30.4	$3.5	$0.1	$34.0
Fiscal Year to Date	90.0	10.3	0.1	100.4

Capital Expenditures:
3rd Fiscal Quarter	$22.8	$0.6	$-	$23.4
Fiscal Year to Date	70.3	2.1	-	72.4

Purchase of Other Investment Assets:
3rd Fiscal Quarter	$0.7	$-	$-	$0.7
Fiscal Year to Date	10.2	-	-	10.2

Harris Teeter Store Count:		Quarter		Year to Date

Beginning number of stores		195		189
Opened during the period		4		13
Closed during the period		-		(3)
Stores in operation at end of period		199		199

		Quarter		Year to Date

Harris Teeter Comparable Store Sales		-0.68%		-1.45%

Definition of Comparable Store Sales:

Comparable store sales are computed using corresponding calendar weeks to account for the occasional extra week included in a fiscal year. A new store must be in operation for 14 months before it enters into the calculation of comparable store sales. A closed store is removed from the calculation in the month in which its closure is announced. A new store opening within an approximate two-mile radius of an existing store that is to be closed upon the new store opening is included as a replacement store in the comparable store sales measure as if it were the same store. Sales increases resulting from existing comparable stores that are expanded in size are included in the calculations of comparable store sales, if the store remains open during the construction period.